Exhibit 10.33

April 29, 2013

Susan Graf
99 Rhoda Avenue
Nutley, NJ, 07110

Dear Susan:

On behalf of NPS Pharmaceuticals, Inc. ("NPS"), I am delighted to offer you employment as Vice President, Strategy & Corporate Development reporting to Dr. Francois Nader, President & Chief Executive Officer. Your employment will begin at an annual salary of $300,000 currently payable in bi-weekly installments. Your starting date is TBD.

Your annual incentive target will be 35% (weighted 75% Company performance & 25% individual performance) of base salary under the terms of the NPS Short Term Incentive (STI) Plan. The actual amount of this incentive, or whether you receive an incentive at all, is not guaranteed and is based on your actual regular base earnings. Also, this target amount is subject to change at the discretion of the Board of Directors. Eligibility for this plan will begin in 2013.

You will also receive a sign-on bonus equal to $50,000 payable on your one year anniversary. Your bonus is subject to federal and state taxes at the standard rate. In the event that you voluntarily resign or are terminated for cause within one year of receipt of this bonus, you must return the full sign-on bonus to NPS.

As an NPS employee you will be eligible to receive stock option grants under the Company's stock option plans. You will be awarded an initial new hire stock option grant in the amount of 48,000 stock options. The exercise price will be the price for shares of NPS common stock as quoted on the NASDAQ Stock Market at market close on the date the options are granted, which will be on the 15th or next available business day of the month after your month of hire. All grants are subject to approval by the Board of Directors. Your initial new hire stock option grant will vest over four years, as follows: 25% becomes vested on the first anniversary of the grant and then 6.25% every three months for the next 3 years. In addition, you will also receive 17,365 RSUs on the 15th or next available business day of the month after your month of hire. Your RSUs will vest 1/3 each year over a 3 year period.

I can confirm that "change in control" severance protection exists for you as per the rules of the enclosed "NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan". This plan is subject to an annual review by the Board of Directors and may be changed at their discretion.

In addition, NPS provides U.S. employees with the following benefits package, which may be revised from time to time.

  Medical insurance coverage for you and your legal dependents as defined by The NPS Medical Plan.
  Dental insurance coverage for you and your legal dependents as defined by The NPS Dental Plan.
  Long Term Care insurance.
  Short-term disability coverage.
  Regular life insurance in the amount of one times your base salary with a minimum of $50,000 and a maximum of $200,000.
  Accidental death and dismemberment insurance in the amount of one times your base salary with a minimum of $50,000 and a maximum of $200,000.
  Long-term disability coverage.
  A 401k plan, subject to that plan's rules. Currently NPS will match 100% of your contributions up to 3% of your annual salary and 50% of your contributions for the next 3%. NPS Pharmaceuticals' contributions will be 0% vested until an employee has worked for NPS Pharmaceuticals for 3 years, after which a participant will be 100% vested.
  The option to participate in the 125 Cafeteria Plan which includes Dependent Care and Health Care Flexible Spending Accounts.
  Annual Paid Time Off (PTO) accrual of 7.7 hours per full pay period worked for a total of 25 days per year.
  Ten paid holiday days each year (11 for 2013).

You will be required to observe NPS policies and procedures applicable to employees. Your first 90 days of employment will be considered an "introductory period". Within this period, we shall assess and evaluate your performance and you will also be working closely with your supervisor to closely monitor your work and advise improvement accordingly. New Jersey is an employment-at-will state and as with all employees of NPS, your employment will be at-will and there is no fixed or guaranteed duration of your employment. This offer of employment is conditional upon the submission of appropriate documentation to work in the United States within three business days of your first day of employment and the signing of the Code of Business Conduct and Ethics as well as the Employee Policy Agreement Concerning Invention Assignment, Non-Disclosure, and Non-Competition. Copies of appropriate forms are enclosed or will be provided separately. All policies are subject to change.

This offer is contingent upon successful completion of reference checks, drug screening and background verification. The outcome of these checks and verification, at the absolute discretion of NPS, must be considered by NPS to be satisfactory. It is also contingent upon you signing and returning this offer letter by Thursday, May 2, 2013.

By accepting this offer you represent that you are not a party to any agreement or employment agreement that would interfere with your employment at NPS.

During orientation you will be asked to complete your new-hire paperwork. Please bring two forms of government issued identification with you, such as a U.S. Passport, Driver's License, or a Social Security card; one form of identification needs to have your photograph.

I look forward to your response and to the significant contribution you will make to our efforts.

Please call me if you have any questions.

Sincerely,

/s/ Glenn Melrose

Glenn Melrose
Senior Vice President, Human Resources

Please indicate your acceptance of this employment offer by signing below:

/s/ Susan Graf Susan Graf	April 29, 2013 Date